Exhibit 10.7

Kush Bottles, Inc.

Director Compensation Arrangements

On November 14, 2017, the Board of Directors of Kush Bottles, Inc. (the “Company”) approved compensation arrangements for non-employee Directors.  Starting with the calendar quarter ending December 31, 2017, each Director that is not an employee of the Company or its subsidiaries will be entitled to receive an annual retainer of $12,000 paid in four equal quarterly installments.

The Board of Directors of the Company does not have a formal policy regarding equity grants to Directors.  On November 14, 2017, the Company’s Board of Directors approved one-time grants of options to purchase 120,000 shares of the Company’s common stock to each non-employee Director as of such date, with the exercise price being equal to the fair market value per share of our common stock as of the grant date.  One-half of the shares underlying the options will vest on the one-year anniversary of the grant date, and the remainder of the underlying shares will vest in twelve equal monthly installments.